Exhibit (h)(vi)

Execution Copy

OPERATING EXPENSES LIMITATION AGREEMENT

THIS OPERATING EXPENSES LIMITATION AGREEMENT (the “Agreement”) is made as of January 3, 2020, by and between Leuthold Funds, Inc., a Maryland corporation (the “Company”), on behalf of the Leuthold Core ETF (the “Fund”), a series of the Company, and The Leuthold Group, LLC (d/b/a Leuthold Weeden Capital Management), the Fund’s investment adviser (the “Adviser”).
RECITALS
WHEREAS, the Adviser renders advice and services to the Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Company and the Adviser, dated as of January 3, 2020, as amended or modified from time to time (the “Advisory Agreement”); and
WHEREAS, the Adviser has agreed to limit the operating expenses of the Fund pursuant to the terms and provisions of this Agreement, and the Company (on behalf of the Fund) desires the Adviser to implement those limits.
AGREEMENT
NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:
1. LIMIT ON OPERATING EXPENSES.  The Adviser hereby agrees to waive all or a portion of the advisory fees payable to it with respect to the Fund under the Advisory Agreement, and to reimburse the Fund for operating expenses that the Fund incurs to the extent necessary to ensure that the total annual operating expenses of the Fund (excluding all federal, state and local taxes, interest expenses on borrowings, brokerage commissions, acquired fund fees and expenses (as defined in Form N‑1A under the Investment Company Act of 1940, as amended, or any successor form thereto) and extraordinary expenses) do not exceed 0.65% of the Fund’s average daily net assets.  The Adviser may recover waived fees for three years from the time the expenses were waived or incurred, provided total expenses, including such recovery, are limited to the lesser of (1) the expense limitation in effect at the time of the waiver and (2) the expense limitation in effect at the time of recovery.
2. REIMBURSEMENT OF FEES AND EXPENSES.  The Adviser has a right to receive reimbursement for fee waivers and/or expense reimbursements made pursuant to this Agreement made in the prior three fiscal years, provided that after giving effect to such reimbursement total annual operating expenses of the Fund (excluding all federal, state and local taxes, interest expenses on borrowings, brokerage commissions, acquired fund fees and expenses and extraordinary expenses) do not exceed 0.65% of the Fund’s average daily net assets in any year of reimbursement.
3. TERM.  Except with respect to Section 2 hereof, this Agreement shall be effective for the period from the date of this Agreement until January 31, 2021, but may be renewed by the parties after that date.  This Agreement shall automatically terminate upon the termination of the Advisory Agreement.
4. ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.
5. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.
(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.
THE LEUTHOLD GROUP, LLC LEUTHOLD (D/B/A LEUTHOLD WEEDEN CAPITAL MANAGEMENT)
(the “Adviser”)

By:      /s/ John C. Mueller
President

LEUTHOLD FUNDS, INC.
(the “Company”)

By:      /s/ John C. Mueller
President

Signature Page